The Alkaline Water Company Inc. Reports Conversion of Series D Preferred Stock

SCOTTSDALE, Ariz. - April 1, 2020 - The Alkaline Water Company Inc. (NASDAQ and TSXV: WTER) (the "Company"), a producer of bottled alkaline water, flavored-infused waters, and CBD-infused products sold under the brand names Alkaline88®, A88™, and A88CBD™, respectively, today announced that, effective as of April 1, 2020, the Company issued an aggregate of 3,400,000 shares of the Company's common stock upon conversion of an aggregate of 3,400,000 shares of the Company's Series D Preferred Stock without the payment of any additional consideration.

As at March 31, 2020, each share of the Company's Series D Preferred Stock became convertible, without the payment of any additional consideration, into one fully paid and non-assessable share of the Company's common stock because the Company achieved the consolidated revenue of the Company and all of its subsidiaries equal to or greater than US$40,000,000 in a 12 month period ended March 31, 2020.

Of the 3,400,000 shares that the Company issued, 1,500,000 shares were issued to Richard A. Wright, the Company's president, chief executive officer and director, 1,000,000 shares were issued to David Guarino, the Company's treasurer, secretary, chief financial officer and director and 900,000 shares were issued to three individuals.

These shares are subject to the resale restrictions under applicable securities laws and the Company's insider trading policy.

The Alkaline Water Company Inc.

Richard A. Wright
President and CEO
800-923-1910
investors@thealkalinewaterco.com

Media

Jessica Starman
888-461-2233
jessica@elev8newmedia.com

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